SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 9, 2009

CUBIST PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21379	22-3192085
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 Hayden Avenue, Lexington, Massachusetts 02421

(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code:  (781) 860-8660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On January 9, 2009, Cubist Pharmaceuticals, Inc. (the “Company”) entered into a License and Collaboration Agreement (the “Agreement”) with Alnylam Pharmaceuticals, Inc. (“Alnylam”) pursuant to which the parties plan to develop and, if successful, to commercialize  therapeutic products (“Licensed Products”) based on certain of Alnylam’s RNA interference technology (“RNAi”) for the treatment of respiratory syncytial virus (“RSV”).  Licensed Products include Alnylam’s ALN-RSV01, which is currently in Phase II clinical development for the treatment of RSV infection in adult lung transplant patients, as well as several other second-generation RNAi-based RSV inhibitors, which currently are in pre-clinical studies.

Under the terms of the Agreement, the Company and Alnylam will share responsibility for developing Licensed Products in North America and will each bear one-half of the related development costs.  The collaboration with Alnylam for the development of Licensed Products in North America will be governed by a joint steering committee comprised of an equal number of representatives from each party.  The Company will have the sole right to commercialize Licensed Products in North America with costs associated with such activities and any resulting profits or losses to be split equally between Alnylam and the Company.  For the rest of the world excluding Asia (the “Royalty Territory”), the Company will have sole responsibility for any required additional development of Licensed Products, at the Company’s cost, and the sole right to commercialize Licensed Products.

The Company is obligated to make a $20 million upfront payment to Alnylam.  The Company also has an obligation under the Agreement to make milestone payments to Alnylam if certain specified development and sales events are achieved with respect to the Royalty Territory.  These development and sales milestones payments could total up to $82.5 million.  In addition, if Licensed Products are successfully developed in the Royalty Territory, the Company will be required to pay to Alnylam double digit royalties on net sales of Licensed Products in the Royalty Territory, if any, subject to offsets under certain circumstances.  Upon achievement of certain development milestones, Alnylam will have the right to convert the North American co-development and profit sharing arrangement into a royalty-bearing license with development and sales milestones payments to be paid by the Company to Alnylam which could total up to an aggregate of $130.0 million if certain specified development and sales events are achieved in North America and depending upon the timing of the conversion by Alnylam and the regulatory status of a Licensed Product at the time of conversion. If Alnylam makes the conversion to a royalty-bearing license with respect to North America, then North America becomes part of the Royalty Territory.

Unless terminated earlier in accordance with the Agreement, the Agreement expires on a country-by-country and Licensed Product-by-Licensed Product basis: (a) with respect to the Royalty Territory, upon the latest to occur of: (i) the expiration of the last-to-expire Alnylam patent covering a Licensed Product, (ii) the expiration of the Regulatory-Based Exclusivity Period (as defined in the Agreement), and (iii) ten years from first commercial sale in such country of such Licensed Product by the Company or its affiliates or sublicensees; and (b) with respect to North America, if Alnylam has not converted North America into the Royalty Territory, upon the termination of the Agreement by Cubist upon specified prior written notice.  Alnylam estimates that its fundamental RNAi patents covered under the Agreement will expire both in and outside of the United States generally between 2016 and 2025.  Allowed claims covering ALN-RSV01 in the United States would expire in 2026.  These patent rights are subject to any potential patent term extensions and/or supplemental protection certificates extending such term extensions in countries where such extensions may become available.  In addition, more patent filings relating to the collaboration may be made in the future. Cubist has the right to terminate the Agreement at any time on three months prior written notice prior to acceptance for filing of the first application for regulatory approval of a Licensed Product or on nine months prior written notice after acceptance for filing of the first application for regulatory approval.  Either party may terminate the Agreement in the event the other party fails to cure a material breach or upon patent-related challenges by the other party.

During the term of the Agreement, neither party nor its affiliates may develop, manufacture or commercialize anywhere in the world, outside of Asia, a therapeutic or prophylactic product that specifically targets RSV, except for Licensed Products developed, manufactured or commercialized pursuant to the Agreement.

The foregoing description of the Agreement contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which will be filed, with confidential terms redacted, with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending on March 31, 2009.

A copy of the press release issued in connection with the parties’ announcement of the Agreement is attached hereto as 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

99.1 Press release dated January 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUBIST PHARMACEUTICALS, INC.

By:
Tamara L. Joseph
Senior Vice President, General Counsel and Secretary

Dated:  January 15, 2009